Exhibit 19

Principal Financial Group, Inc.

Insider Trading Policy

Purpose

Trading securities while having material nonpublic information (“insider trading”) or sharing that information with others who may trade securities (“tipping”) is prohibited by federal securities laws.

Insider trading or tipping also compromises our reputation as a company that operates ethically and with integrity. To preserve that reputation, it’s essential that your transactions in all securities, especially those issued by Principal, (Principal or the “Company”), comply with the securities laws.

Scope

This policy applies to all employees of Principal, all employees of subsidiaries of Principal, as well as the Company’s board of directors and third-party contractors. The restrictions in this policy also apply to (i) employees’ and directors’ family members sharing their households and (ii) entities controlled by individuals subject to this policy, such as corporations, limited liability companies, partnerships, and trusts.

Responsibility for policy

The General Counsel of Principal is responsible for the administration of this policy. The General Counsel may designate other Law Department attorneys to administer certain aspects of this policy.

Policy statement

You must not trade in the stock or other securities of Principal when you have material nonpublic information about the Company. This restriction applies to all trading in Company securities as well as all trading in the securities of other publicly-traded companies, including without limitation customers, suppliers or competitors of the Company and those with which we may be negotiating major transactions, such as an acquisition, investment, or sale.

Trading includes purchases, sales, and other transfers of common stock and other securities as well as options, puts, calls, and other similar derivative instruments. It includes purchases and sales in the open market, as well as those made under the direction of employee benefit plans. For example, this policy covers indirect purchases and sales of Company stock through transactions in equity compensation and our 401(k) ESOP Fund, subject to limited exceptions and guidelines below.

You must not share material nonpublic information with others or recommend to anyone the trading of any securities based on that information. This practice, known as tipping, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, regardless of whether you benefit from the other person’s purchase or sale. Further, transactions that may be necessary or justifiable for what seems to be a good reason (needing to raise money due to an emergency, for example) are not exempt from this policy or the securities law.

In certain circumstances, transactions that involve Company securities in which you have a direct or indirect material interest may be restricted. Examples include: a transaction of Company securities by a trust where you are a beneficiary, by a corporation in which you are a controlling individual, or by a partnership where you are a partner.

Definition of material nonpublic information

Material information. Information is material if there is a substantial likelihood that a reasonable investor could consider it important in deciding whether to buy, hold, or sell a security. Therefore, any information that could be expected to affect the price of a security is material. Both positive and negative information can be material.

Common examples of information that is generally material are:

●	Earnings information, including earnings estimates and projections.
●	Mergers, acquisitions, tender offers, joint ventures, changes in assets, or other strategic collaborations.
●	New products or discoveries, or changes regarding customers or suppliers (the acquisition or loss of a significant contract, for example).
●	Changes in control or in senior management.
●	Change in auditors or notification that the Company may no longer rely on an auditor’s report.
●	Significant financing developments, including the pending public sales or offerings of debt or equity securities.
●	Cybersecurity or data security incidents that the Company has determined to be material.

●	Events about the issuer’s securities, such as defaults on securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, and public or private sales of additional securities.
●	Bankruptcies or receiverships.

Because trading that receives scrutiny is evaluated after the fact and with the benefit of hindsight and the securities laws concerning insider trading are complex, you should seek guidance from the General Counsel (or designee) if you’re unsure whether particular information is material. If, as an employee, you learn something that leads you to want to buy or sell stock, chances are that information will be considered material in any subsequent investigation or litigation.

Nonpublic information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released through appropriate channels (broadly disseminated press releases, filings with the Securities and Exchange Commission, and information disclosed on publicly-accessible investor calls and webinars) and when enough time has passed to allow the investment market to absorb and evaluate the information. As a general rule, information is considered nonpublic until the third business day after public disclosure.

You should consider material information about the Company to be nonpublic unless you are certain it is publicly available. If you are unsure whether particular information is non-public, you should seek guidance from the General Counsel (or designee).

Prohibition on hedging and speculative transactions

Because of the potential for misuse of material nonpublic information, we don’t allow those covered by this policy to engage in short-term, speculative trading of Company securities. Therefore, the following activities are prohibited:

1.	Selling stock that is borrowed in anticipation of a drop in price, known as a short sale.
2.	Trading in put or call options.
3.	Purchasing either directly or through a designee any financial instrument—including prepaid variable forward contracts, equity swaps, collars, and exchange funds—that is designed to hedge or offset any decrease in the market value of Company securities.

Prohibition on pledging

This section covers restrictions for the Company’s board of directors and for employees subject to Section 16 reporting requirements (“directors and Section 16 reporters”). Directors and Section 16 reporters are prohibited from directly or indirectly pledging, hypothecating, or otherwise encumbering Company securities as collateral for indebtedness. This includes, but is not limited to, holding Company securities in a margin account and pledging Company securities as collateral for a loan. This does not apply to the exercise of employee stock options.

Trading window restrictions

This section covers restrictions for the Company’s board of directors and for those employees who have access to consolidated financial information prior to its public release or who are involved in projects that provide access to material nonpublic information (“directors and affected employees”).

Window periods. All directors and affected employees must not trade Company securities except during a specified “open window period.” Generally, a window period opens on the third business day following our quarterly earnings release and closes on the 15th day of the last month of the quarter in which the window was opened.

Pre-clearance. Before directors and affected employees trade Company securities, they must get pre-clearance by submitting this form. Pre-clearance requirements also apply to family members of directors and affected employees that share their household and entities controlled by directors and affected employees. Notwithstanding receipt of pre-clearance, if the director or affected employee becomes aware of material nonpublic information or becomes subject to a closed window period before the transaction is effected, the transaction may not be completed.

Special rule relating to the 401(k) Plan, the Excess Plan, and the Employee Stock Purchase Plan. If the transactions are effected pursuant to instructions that have been established in advance, affected employees may continue to purchase Company securities through the 401(k) Plan, the Excess Plan, and the Employee Stock Purchase Plan during both closed and open window periods. You do not need to preclear such purchases.

However, you may make changes to, or establish initially, your investment instructions relating to the 401(k) Plan, the Excess Plan, and the Employee Stock Purchase Plan only during an open window period and only when you are not in possession of material non-public information. You must preclear those changes if they alter the amount directed to purchase or sell Company stock. In addition, any sales or other voluntary transfers into or out of the Company’s stock beyond those covered by an advance instruction must occur only during an open window period when you are not in possession of material non-public information, and they must be pre-cleared.

Special rule relating to plans established under Rule 10b5-1. Directors and affected employees who have established plans conforming to Securities and Exchange Commission Rule 10b5-1 may trade Company securities in accordance with those plans while: in possession of material, non-public information; during open and closed window periods; and without preclearing those trades as long as the plan has been approved by the Company’s General Counsel or a Law Department attorney designated by the General Counsel.

Special restrictions. Depending on developments within the Company, sometimes it’s necessary to put special restricted periods in place. Directors and employees must refrain from trading in Company securities and tipping information related to the special restriction during any special restricted period that applies to them.

Post-termination transactions

If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material. If a director or affected employee terminates service during a closed window period, the director or affected employee may not trade in the Company’s securities until the trading window opens.

Implementation of this policy

The Company reserves the right to take whatever disciplinary or other measures it determines in its sole discretion to be appropriate in the event of any violation of this policy, including termination of employment.

Section 16 liability

This policy does not cover the responsibilities or liability of employees, directors, major stockholders, or others in the Company pursuant to Section 16 of the Securities Exchange Act. This includes liability for “short-swing” profits made on the purchase and sale of Company securities within a six-month period. Those subject to Section 16 receive a separate policy that covers these issues.

Related Resources

●	Insider Trading FAQs
●	Preclearance form to trade Principal common stock

Last updated December 13, 2023